Exhibit 23.2




                  Independent Auditors' Consent



The Board of Directors
Sovereign Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-4 of Sovereign Bancorp, Inc. of our report dated November 26, 1996, with respect to the consolidated balance sheets of First State Financial Services, Inc. and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended
September 30, 1996, which report appears in the Form 8-K of Sovereign Bancorp, Inc. dated June 17, 1997, and to the reference to our firm under the heading "Experts."




Short Hills, New Jersey       KPMG Peat Marwick LLP
August 25, 1997